Exhibit 10.39

CURE TOPCO, LLC

SYNTHETIC EQUITY PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated herein by reference, defines certain terms used in this Plan.

2.	PURPOSE

The purpose of this Plan is to provide for the grant of cash-based Awards to Participants.

3.	LIMITS ON AWARDS UNDER THE PLAN

A maximum of 21,780 Synthetic Equity Units may be issued in respect of Awards under this Plan (the “Maximum Unit Number”). For purposes of this Section 3, any Synthetic Equity Units that have been forfeited and cancelled as provided in any Award Agreement or pursuant to this Plan will be automatically added back to the Maximum Unit Number.

4.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those Employees, consultants, and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.

5.	RULES APPLICABLE TO AWARDS

(a)    Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. Unless otherwise determined by the Administrator, all Awards will be made pursuant to the terms and conditions set forth in an Synthetic Equity Unit Award Agreement approved by the Administrator (an “Award Agreement”). By accepting any Award granted hereunder, the Participant agrees to the terms of the Award Agreement governing the Award and this Plan.

(b)    Term of Plan. No Awards may be granted after November 27, 2026, but previously granted Awards may continue beyond that date in accordance with their terms.

(c)    Transferability. Except as the Administrator otherwise expressly consents to in writing, no rights under or in respect of any Award and no Synthetic Equity Units subject to any Award may be Transferred other than by will or by the laws of descent and distribution. In addition, the Transfer of Synthetic Equity Units will be subject to all further restrictions on Transfer contained in the Award Agreement governing the Award. Any attempted Transfer of Synthetic Equity Units in violation of any of the foregoing restrictions or any restrictions on Transfer contained in the Award Agreement governing the Award shall be null and void ab initio and result in an automatic forfeiture and cancellation of all Synthetic Equity Units subject to such attempted Transfer.

(d)    Vesting, etc. The Administrator may determine the time or times at which an Award will vest and such time or times shall be set forth in the Award Agreement in respect of such Award. Without limiting the foregoing, the Administrator may at any time accelerate the vesting of Synthetic Equity Units subject to an Award Agreement. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s Employment, all Synthetic Equity Units subject to an Award Agreement that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be automatically forfeited and cancelled.

(e)    Timing of Payment. Except as otherwise set forth in an Award Agreement, no amount shall be payable with respect to Synthetic Equity Units prior to a Company Sale. In the event that amounts, if any, become payable with respect to Synthetic Equity Units on or following a Company Sale, such amounts shall be paid by the Company or an Affiliate thereof, as appropriate, as soon as reasonably practicable following consummation of such Company Sale, but in no event later than March 15 following the year in which the Company Sale occurs.

(f)    Withholding. The Administrator will make such provision for the withholding of taxes (or similar liability) or any other required tax payments in any jurisdiction as it deems necessary.

(g)    Unfunded and Unsecured Interests. The obligations of the Company hereunder shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company or any Affiliate thereof for the benefit of the Participant.

(h)    Rights Limited. Nothing in this Plan will be construed as giving any Person the right to continued employment or service with the Company or its Affiliates. The loss of potential payment in respect of an Award will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(i)    Section 409A; Limitation of Liability

(i)    Synthetic Equity Units under the Plan are intended to either be exempt from or comply with the rules of Section 409A of the Code, and each such Award shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, to the extent necessary to maintain such exemption or compliance, as applicable, from Section 409A of the Code; provided, that no such modification shall decrease the number of Synthetic Equity Units held by a Participant without the Participant’s consent.

(ii)    Notwithstanding anything to the contrary in this Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any Person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of the Award to satisfy or the requirements for exemption under Section 409A of the Code, by reason of Section 4999 of the Code or for any other reason.

6.	EFFECT OF COVERED TRANSACTION

Except as otherwise provided in an Award Agreement, the following provisions shall apply in the event of any Covered Transaction:

(a)    Assumption or Substitution. In connection with a Covered Transaction, the Administrator may provide for the assumption of some or all Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or the parent or other affiliate of the Company or the acquiror or survivor. Any such new awards may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any vesting conditions or other restrictions to which the Award was subject prior to such substitution.

(b)    Termination of Awards upon Consummation of a Covered Transaction. Unless otherwise specified by the Administrator, and subject to Section 6(c) below, each unvested Award that is not assumed pursuant to Section 6(a) above will terminate automatically upon consummation of the Covered Transaction; provided, that the Administrator shall have the discretion to require that any amounts that would have been delivered, exchanged or otherwise paid in respect of unvested Synthetic Equity Units in connection with the Covered Transaction (if such Synthetic Equity Units had been vested at the time of such Covered Transaction) be made payable in the future subject to such vesting and other restrictions as the Administrator deems appropriate to carry out the intent of any relevant vesting provisions contained in the Award Agreements relating thereto.

(c)    Acceleration of Vesting in the Discretion of the Administrator. In connection with any Covered Transaction the Administrator may provide for the acceleration of the vesting of any unvested Synthetic Equity Units subject to an Award Agreement. Except as so determined by the Administrator in its discretion or as expressly set forth in an Award Agreement, there shall be no acceleration of vesting of Awards in connection with any Covered Transaction.

7.	AMOUNTS PAYABLE IN RESPECT OF AN AWARD IN THE EVENT OF A COMPANY SALE

In connection with a Company Sale, each Synthetic Equity Unit that is vested (whether or not by reason of such Company Sale) and outstanding as of the consummation of the Company Sale shall be automatically cancelled in exchange for the right to receive a cash payment (subject to Section 6 above and the other provisions of this Plan and the applicable Award Agreement) equal to the Cash Payment Amount. For the avoidance of doubt, (a) if the amount payable pursuant to this Section 7 with respect to a vested Synthetic Equity Unit is equal to or less than zero, the Synthetic Equity Unit will be cancelled and forfeited for no consideration and (b) all unvested Synthetic Equity Units shall be cancelled upon the consummation of a Company Sale. The amount of each Synthetic Equity Unit shall be determined by the Administrator in accordance with this Section 7 in its sole discretion. The amount shall be payable by either the Company or the Affiliate to which the Participant provides services.

8.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of this Plan, to interpret this Plan, determine eligibility for and grant Awards, determine, modify or waive the terms and conditions of any Award, prescribe all forms, rules and procedures relating to this Plan and Awards hereunder and otherwise do all things necessary to carry out the purpose of this Plan. Determinations of the Administrator made under this Plan will be conclusive and will bind all interested parties, including all Participants and all successors, assigns and transferees thereof.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend this Plan or any outstanding Award Agreement for any purpose that may at the time be permitted by law, and may at any time terminate this Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in this Plan, the Administrator may not, without the Participant’s consent, alter the terms of an outstanding Award in a manner that would reasonably be expected to have a material adverse effect on the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the granting of the Award, provided that any amendment to comply with applicable law, to preserve the intended tax treatment of such Award or to increase the number of Synthetic Equity Units that may be granted under the Plan shall be expressly permitted under the terms of this Plan.

10.	GOVERNING LAW; SEVERABILITY

The validity, construction, and effect of this Plan shall be determined in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

[Remainder of page left intentionally blank]

EXHIBIT A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator” means the Board, except that the Board may delegate its authority under the Plan (a) to a committee of the Board such of its duties, powers and responsibilities as it may determine; and (b) to such Employees or other persons as it designates such ministerial tasks as it determines to be appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Award” means an award of Synthetic Equity Units under the Plan.

“Award Agreement” has the meaning set forth in Section 5(a) of the Plan.

“Board” means the board of directors of the Company.

“Cash Payment Amount” means, in respect of the treatment of each vested Synthetic Equity Unit in connection with a Company Sale, the amount that would have been distributable under the Cure Aggregator LLC Agreement in respect of such Synthetic Equity Unit on the closing of a Company Sale had such Synthetic Equity Unit been a vested Class C Unit granted by Cure Aggregator to a member thereof in connection with a grant of a corresponding Class C Common Unit of the Company from the Company to Cure Aggregator having a “Floor Amount” (as defined in the LLC Agreement) equal to the Floor Amount of the applicable Synthetic Equity Unit. For the avoidance of doubt, the “Cash Payment Amount” shall be determined without regard to any amounts placed in escrow, subject to earn-out or adjustments, or otherwise payable following the consummation of a Company Sale.

“Cause” means (a) if Participant is party to an employment or severance agreement with the Company or any of its Subsidiaries in which “cause” is defined, the occurrence of any circumstance defined as “cause” in such employment or severance agreement for so long as such agreement is in effect, or (b) if Participant is not party to an effective employment or severance agreement with the Company or any of its Subsidiaries in which “cause” is defined, one of the following events or conditions, as determined by the Board in its reasonable judgement: (i) Participant’s indictment for, commission of, or a plea of guilty or nolo contendere to, a (A) felony or (B) a criminal act involving fraud, misappropriation, embezzlement, theft, or moral turpitude; (ii) Participant’s embezzlement, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (iii) the failure by such Participant to perform his or her material duties or comply with the lawful and reasonable instructions of the Board or his or her direct supervisor in a manner consistent with his or her position and duties hereunder; (iv) Participant’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company or any of its Subsidiaries or Affiliates or customers; (v) Participant’s breach of a material provision of any contractual obligation to the Company or any of its Subsidiaries or Affiliates entities; (vi) Participant’s material violation of any agreement with the Company or any of its Affiliates that contains non-competition, non-solicitation, non-hire, non-disparagement, confidentiality, or assignment of intellectual property restrictions to which the Participant is subject; or (vii) other conduct by Participant that may be harmful to the business, interests, or reputation of the Company or any of its Subsidiaries, including any material violation of a Company policy.

“Class C Common Units” means the interests in the Company designated as “Class C Common Units” and issued pursuant to the LLC Agreement.

“Class C Units” means the Class C Units issued by Cure Aggregator, LLC to a member thereof pursuant to an award agreement in connection with a corresponding grant of Class C Common Units of the Company from the Company to Cure Aggregator.

“Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company” means Cure TopCo, LLC, a Delaware limited liability company.

“Company Sale” means a transaction with an independent third Person or group of independent third Persons acting in concert, pursuant to which such Person or Persons, directly or indirectly, acquire, in any single transaction or series of related transactions, (a) Equity Securities of the Company (or of any surviving or resulting Person) possessing a majority of the voting power and economic and other rights with respect to the Company and its Subsidiaries, or (b) all or substantially all of the Company’s and its Subsidiaries’ assets determined on a consolidated basis (in either case of (a) or (b), whether by merger, consolidation, sale, exchange, issuance, Transfer or redemption of the Company’s Equity Securities, by sale, exchange or transfer of the Company’s consolidated assets or Subsidiaries or otherwise). Notwithstanding the foregoing, none of an “Initial Public Offering,” “Conversion” or “Conversion Event,” in each case, as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 27, 2019, as may be amended from time to time, shall be deemed a “Company Sale”.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Transaction” means any of (a) a consolidation, merger, recapitalization, reclassification, reorganization, exchange of securities, or other similar transaction or series of related transactions, including a sale or other disposition of equity interests, in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the equity interests in the Company by a single Person or by a group of Persons, including by means of any disposition of a Subsidiary (whether by means of a sale of equity securities, merger or otherwise); (b) a sale or transfer of all or substantially all the Company’s and its Subsidiaries’ assets, taken as a whole; (c) a dissolution or liquidation of the Company, or (d) any other Company Sale transaction not described in clauses (a) or (c) above.

“Cure Aggregator” means Cure Aggregator, LLC, a Delaware limited liability company.

“Cure Aggregator LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Cure Aggregator, dated February 12, 2020, as it may be amended, modified, or supplemented thereafter from time to time.

“Employee” means any individual who is employed by, or serves as a director, officer, manager, key employee or service provider or equivalent of, the Company or an Affiliate.

“Employment” means a Participant’s employment or other service relationship with the Company and/or its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 4 of the Plan to the Company or its Affiliates, provided, that, if a Participant is both an employee and a director or member of a board of managers or directors of the Company or any of its Affiliates, as applicable, Employment with respect to such Participant shall only mean service as an employee of the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliates and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have Terminated when the entity ceases to be an Affiliate unless the Participant transfers his or her service relationship to the Company or its remaining Affiliates. The term “Employed” has a correlative meaning.

“Synthetic Equity Unit” means a notional unit granted to an Employee pursuant to the Plan in respect of services to the Company or its Affiliates.

“Equity Securities” has the meaning set forth in the LLC Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated November 27, 2019, as it may be amended, modified, or supplemented thereafter from time to time.

“Maximum Unit Number” has the meaning set forth in Section 3 of the Plan.

“Participant” means an individual who is granted an Award under the Plan.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity of a governmental entity.

“Plan” means this Cure TopCo, LLC 2020 Synthetic Equity Plan, as from time to time amended, modified or supplemented and in effect.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Termination,” “Terminated” or “Terminates” means that a Participant’s Employment with the Company and all of its Affiliates has ceased for any reason whatsoever (including, but not limited to, by reason of redundancy, death, permanent disability or adjudicated incompetency).

“Threshold Amount” shall have the meaning set forth in the applicable Award Agreement.

“Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly, whether effected with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.